As filed with the Securities and Exchange Commission on September 2, 2005	Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLUELINX HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0627356
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
4300 Wildwood Parkway
Atlanta, Georgia 30339
(Address of principal executive office) (Zip code)

BLUELINX CORPORATION HOURLY SAVINGS PLAN
BLUELINX CORPORATION SALARIED SAVINGS PLAN
(Full title of the plan)

Barbara V. Tinsley, Esq.
General Counsel and Secretary
4300 Wildwood Parkway
Atlanta, Georgia 30339
(Name and address of agent for service)
(770) 953-7000
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of registration
Title of securities to be registered (1)	registered (1)	share(2)	price(2)	fee
Common Stock, $.01 par value (3)	200,000 shares	$9.31	$1,862,000	$219.16
Common Stock, $.01 par value (4)	2,000,000 shares	$9.31	$18,620,000	$2,191.57
Total	2,200,000 shares	$9.31	$20,482,000	$2,410.73

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein, as well as an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends and anti-dilution provisions, and other adjustment provisions as provided in such plans.

(2)	Estimated solely for the purpose of computing the registration fee. This amount was determined in accordance with Rules 457(c) and 457 (h) under the Securities Act of 1933, based on $9.31, the average of the high and low prices on the New York Stock Exchange on August 29, 2005, a date within five business days of the date of this registration statement.

(3)	Such shares to be registered with respect to the BlueLinx Corporation Hourly Savings Plan (the “Hourly Plan”).

(4)	Such shares to be registered with respect to the BlueLinx Corporation Salaried Savings Plan (the “Salaried Plan” and, together with the Hourly Plan, the “Plans”).

EXPLANATORY NOTE
     In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of shares of the Common Stock of BlueLinx Holdings Inc. (the “Company”, “we”, “our” or “us”) under the Plans.

BLUELINX HOLDINGS INC.
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents we filed (file no. 1-32383) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement and made a part hereof:
     1. Our Annual Report on Form 10-K for the fiscal year ended January 1, 2005, filed with the Commission on March 22, 2005.
     2. All other reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2005.
     3. The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on December 13, 2004, incorporating such description from our Registration Statement on Form S-1 initially filed with the Commission on September 2, 2004 (Registration No. 333-118750) (as amended by Amendment No. 1 thereto filed with the Commission on October 1, 2004, Amendment No. 2 thereto filed with the Commission on October 8, 2004, Amendment No. 3 thereto filed with the Commission on November 26, 2004 and Amendment No. 4 thereto filed with the Commission on December 10, 2004).
     All documents filed by the Company or the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Inapplicable.
Item 5. Interests of Named Experts and Counsel.
     Inapplicable.
Item 6. Indemnification of Directors and Officers.
Indemnification Under the Delaware General Corporation Law (the “DGCL”)
     Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director
     (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders,
     (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
     (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or
     (4) for any transaction from which the director derived an improper personal benefit.
     These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.
Indemnification Under the Company’s Amended and Restated Certificate of Incorporation (the “Charter”)
     The Fifth Article of the Company’s Charter provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended from time to time. No amendment or repeal of the Fifth Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     The Sixth Article of the Company’s Charter provides that the Company shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (i) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (ii) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated Bylaws of the Company (as the same may provide from time to time) (the “Amended and Restated By-laws”), the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated By-laws, in any written agreement with the Company, or in the specific case by the Board of Directors or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in Article VI shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Company otherwise may be entitled under the Amended and Restated By-laws, any written agreement with the Company or otherwise. The Company may, to the extent authorized from time to time by the Board of Directors or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in Article VI. No amendment or repeal of this Article VI shall adversely affect any right or protection existing thereunder or pursuant thereto immediately prior to such amendment or repeal.
Indemnification Under the Amended and Restated By-laws
     Section 5.01 of Article V of the Company’s Amended and Restated By-laws provides that the Company shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (1) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (2) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated By-laws, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated By-laws, in any written agreement with the Company, or in the specific case by the Board or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in Article V shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Company otherwise may be entitled under the Amended and Restated By-laws, any written agreement with the Company or otherwise. The Company may, to the extent authorized from time to time by the Board or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article V with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in Article V. No amendment or repeal of Article V shall adversely affect any right or protection existing thereunder or pursuant thereto immediately prior to such amendment or repeal.
     Section 5.02 of Article V of the Company’s Amended and Restated By-laws provides that it is the intent of Article V to require the Company, unless otherwise determined by the Board or as provided for in Section 5.01 in the case of a proceeding (or part thereof) commenced by a Covered Person, to indemnify the Covered Persons for judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys’ fees), and to advance expenses to such persons, in each and every circumstance in which such indemnification and such advancement of expenses could lawfully be permitted by express provision of the Amended and Restated By-laws, and the indemnification and expense advancement provided by Article V shall not be limited by the absence of an express recital of such circumstances.
     Section 5.03 of Article V of the Company’s Amended and Restated By-laws provides that indemnification pursuant to the Amended and Restated By-laws shall inure to the benefit of the heirs, executors, administrators and personal representatives of the Covered Persons.
     Section 5.04 of Article V of the Company’s Amended and Restated By-laws provides that the Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under Article V or otherwise.
     Section 5.05 of Article V of the Company’s Amended and Restated By-laws provides that if a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under Article V is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
     Section 5.06 of Article V of the Company’s Amended and Restated By-laws provides that the rights conferred on any Covered Person by Article V shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Charter, the Amended and Restated By-laws, agreement, vote of stockholders or disinterested directors or otherwise.
     Section 5.07 of Article V of the Company’s Amended and Restated By-laws provides that the Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.
Indemnification Under Indemnification Agreements With Our Directors and Officers
                The Company has entered into an Indemnification Agreement with each of its directors and officers, pursuant to which the Company agreed to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time. In addition, the Indemnification Agreements provide for advancement of expenses under certain circumstances and establish procedures with respect to indemnification and advancement of expenses,
Item 7. Exemption from Registration Claimed.
     Inapplicable.

Item 8. Exhibits.

Exhibit No.	Description
*4.1	BlueLinx Corporation Hourly Savings Plan.

*4.2	BlueLinx Corporation Salaried Savings Plan.

*23	Consent of Ernst & Young LLP.

24	Power of Attorney (included as part of signature page).
     The registrant hereby undertakes that it has submitted or will submit the Plans and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to perfect the tax qualified status of the Plan.

* filed herewith
Item 9. Undertakings.
The Company hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this second day of September, 2005.

BLUELINX HOLDINGS INC.
By:	/s/ Charles H. McElrea
	Name:	Charles H. McElrea
	Title:	Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles H. McElrea, David J. Morris and Barbara V. Tinsley, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.
               Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Chief Executive Officer and
Director
/s/ Charles H. McElrea	(principal executive officer)	September 2, 2005
Charles H. McElrea

Chief Financial Officer and
Treasurer
(principal financial and
/s/ David J. Morris	accounting officer)	September 2, 2005
David J. Morris

Chairman of the Board of
/s/ Jeffrey J. Fenton	Directors	September 2, 2005
Jeffrey J. Fenton

/s/ Stephen E. Macadam	Director	September 2, 2005
Stephen E. Macadam

Signature	Title	Date
/s/ Richard B. Marchese	Director	September 2, 2005
Richard B. Marchese

/s/ Steven F. Mayer	Director	September 2, 2005
Steven F. Mayer

/s/ Alan H. Schumacher	Director	September 2, 2005
Alan H. Schumacher

/s/ Mark A. Suwyn	Director	September 2, 2005
Mark A. Suwyn

/s/ Lenard B. Tessler	Director	September 2, 2005
Lenard B. Tessler

/s/ Robert G. Warden	Director	September 2, 2005
Robert G. Warden
     The Plans. Pursuant to the requirements of the Securities Act of 1933, the Company, as Administrator of the Plans, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this second day of September, 2005.

BLUELINX CORPORATION HOURLY SAVINGS PLAN
By:	/s/ Barbara V. Tinsley
BLUELINX HOLDINGS INC.
By: Barbara V. Tinsley, General Counsel and Secretary

BLUELINX CORPORATION SALARIED SAVINGS PLAN
By:	/s/ Barbara V. Tinsley
BLUELINX HOLDINGS INC.
By: Barbara V. Tinsley, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
*4.1	BlueLinx Corporation Hourly Savings Plan.

*4.2	BlueLinx Corporation Salaried Savings Plan.

*23	Consent of Ernst & Young LLP.

24	Power of Attorney (included as part of signature page).

*	filed herewith